Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is between SG BLOCKS, INC. (the “Company”) and Stevan Armstrong (“Executive”) and is effective as of January 1, 2017 (“Effective Date”). In consideration of the mutual covenants set forth herein, the Company and Executive (collectively, the “Parties” and each individually, a “Party”) agree as follows:

1.	Executive’s Employment with the Company. During the Term, the Company agrees to employ Executive as President and Chief Operating Officer of the Company or in any other position to which the Parties subsequently agree. During Executive’s employment with the Company, Executive agrees to: (i) devote all of Executive’s time, energy, skill and best efforts to the performance of Executive’s job duties, as assigned by the Company, and to the business of the Company, and shall perform such duties as assigned by the Company – which duties may change from time to time – in a diligent, trustworthy, and business-like manner and in compliance with all applicable laws; (ii) use his reasonable best efforts to foster the Company’s interests; and (iii) comply with the Company’s existing and future policies, manuals and procedures as adopted and provided to Executive; provided that, in the event of any conflict between any such policy, manual or procedure and the provisions of this Agreement, the provisions of this Agreement shall control. While frequent travel may be required of Executive in Executive’s performance of Executive’s job duties for the Company, Executive’s primary work location shall be located in Nashville, Tennessee or any other location at which the Company’s headquarters may be located during the Term (as defined below). Executive shall not at any time during Executive’s employment with the Company: (a) work on any basis (including, without limitation, part-time or as an independent contractor) for a Competing Business (as defined in Section 5(a)); or (b) participate in any way in any other business that is not a Competing Business to the extent that such participation adversely affects Executive’s performance of Executive’s job duties for the Company or that may or does adversely affect the Company in any way.

2.	Term of Agreement. Executive’s employment with the Company pursuant to the terms of this Agreement will begin on the Effective Date and will remain in effect for a two (2) year period, unless earlier terminated in accordance with Section 7 (the “Initial Term”). After the end of the Initial Term, this Agreement shall automatically renew until either Party provides sixty (60) days’ prior written notice of termination (“Renewal Term” and, together with the Initial Term, the “Term”).

3.	Compensation and Benefits.

(a)	As compensation for all services rendered by Executive to the Company or any of the Company’s subsidiaries or affiliates, the Company shall pay Executive an annual base salary of $140,000 (“Base Salary”), to be paid in installments in accordance with the Company’s normal payroll practices and subject to all required and/or authorized withholdings and deductions.

(b)	Executive shall be eligible to receive a discretionary annual cash bonus on each of the first two anniversaries of this Agreement based on the achievement of certain financial and personal and strategic performance metrics established by the Board of Directors of the Company (the “Board”) in its reasonable discretion (each, a “Discretionary Bonus”). The terms and conditions of such discretionary annual cash bonus are set forth on Exhibit A (the “Bonus Plan”). The Board shall undertake a review of Executive’s Base Salary and Discretionary Bonus not less often than annually. The principal criteria utilized by the Board in the conduct of its reviews shall be the extent to which the Company attains its performance objectives and the extent of Executive’s contributions thereto.

(c)	As additional compensation for services rendered, during the Term, Executive shall receive the option to purchase up to 21,281 shares of the Company’s issued and outstanding common stock, par value $0.01 per share (“Common Stock”), for an exercise price of $3.00 per share, subject to the terms and conditions of the Company’s stock incentive plan then in effect (the “Employment Option”). The Employment Option shall vest in eight equal quarterly installments over two years and shall be subject to the requirement that Executive sign a Stock Option Agreement, in the form attached hereto as Exhibit B.

(d)	In addition, Executive will be eligible to receive options to purchase 13,200 shares of Common Stock as a bonus in lieu of cash in connection with his and the Company’s performance and progress since its emergence from bankruptcy in 2016 (the “2016 Option Grant”), subject to the terms and conditions set forth in the Company’s stock incentive plan in effect as of the Effective Date.

(e)	Executive shall be eligible to participate in any Executive benefit plans maintained by the Company subject to the terms and conditions of such plans as they may be amended from time to time.

(f)	Executive shall be entitled to four weeks per calendar year of vacation, to be scheduled with the approval of the Chief Financial Officer or Chief Executive Officer. Unused vacation will not roll over from one year to the next.

(g)	Subject to Section 16, the Company shall reimburse Executive for reasonable and necessary travel and other business expenses Executive incurs that are directly related to Executive’s performance of Executive’s job duties for the Company. Such expenses shall be reimbursed after Executive presents the Company with documentation acceptable to the Company of such expenses and in accordance with the Company’s travel and business expense reimbursement policies as they may exist and be amended from time to time.

(h)	Compensation shall only be required, and Executive’s entitlement to any of the benefits referenced in this Section 3 shall only be in effect, during the Term and any termination of Executive’s employment or of this Agreement shall terminate the Company’s obligation to compensate Executive in any manner or provide any of the benefits referenced in this Section 3 for any period following the date of Executive’s termination of employment or of this Agreement, unless otherwise required by applicable law, any applicable plan documents as they may be amended from time to time, or Section 8. All payments referenced in this Section 3 are subject to all required and/or authorized withholdings and deductions.

4.	Non-Disclosure of Company Information. Executive acknowledges that during the course of his employment with the Company, Executive will have access to and acquire knowledge of Confidential Information (as defined below) relating to the Company, its business, finances, customers and prospective customers. Executive shall not, during the term of his employment with the Company or at any time thereafter, divulge Confidential Information belonging to or relating to the Company except to employees or agents of the Company entitled thereto, or use such information except to discharge his duties as an employee of the Company. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all scientific information, technical information, patents, copyrights, trademarks, trade names, trade secrets, intellectual property, research and development, technologies, inventions, discoveries, designs, methods and processes, know-how, techniques, procedures, documentation, compositions, concepts, improvements, product specifications, ideas, samples, business plans, financial information, sales data, vendor information, sources of supply, customer lists, customer prospect lists, price lists, price quotations, computer programs and software, corporate books, business plans, training materials, employee lists, Company strengths and weaknesses, and Company advertising and marketing information (“Confidential Information”). This includes information in any form, including original documents, paper copies, electronic copies, computer disks, computer hard drives, summaries, transcriptions or replications made or acquired by Executive during his employment with the Company. Confidential Information does not include information which is available in the public domain and/or which can readily be obtained from a third party who is not bound by a confidentiality obligation.

5.	Non-Interference / Non-Solicitation. Executive agrees that, at all times during his employment with the Company and for a period of two (2) years thereafter (the “Non-Competition Period”), for any reason whatsoever, Executive shall not, directly or indirectly, by affirmative act or failure to act, on his own behalf or on behalf of another:

(a)	become employed by, invest in, finance, advise, endorse, perform services for, or otherwise engage in any capacity with any individual, entity or business that provides the same or substantially similar services and products as the Company, including, without limitation, the provision of code-engineered cargo shipping containers for use in the construction industry (each, a “Competing Business”) anywhere in North America; provided, however, that (i) Executive shall be allowed to participate in real estate developments during the course of his employment as long as it does not conflict or interfere with his duties to the Company as set forth in this Agreement; and (ii) the ownership by Executive of any stock listed on any national securities exchange of any corporation conducting a Competing Business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by Executive does not exceed two percent (2%) of the total outstanding stock of such corporation;

(b)	attempt to cause, request or induce any client, customer, contractor, agent, supplier or other business associate of the Company with whom Executive had contact, or any person or entity who was a prospective client or customer of the Company with whom Executive had contact within the eighteen (18) month period just prior to the termination of Executive’s employment with the Company (“Company Customers”), to curtail, divert or cancel any business with the Company, or otherwise interfere in any way with the business, business relationships, contracts, business opportunities, or goodwill of the Company or do anything to adversely affect the business relationship between the Company and its accounts, suppliers, clients, customers and contractors; or

(c)	solicit for employment, employ or otherwise induce or encourage any Company employee, agent or representative to terminate his/her employment or relationship with the Company, or do anything to adversely affect the relationship between the Company and any of its employees, agents or representatives.

Executive acknowledges that the restrictions contained in Sections 4 and 5, in view of the nature of the Company’s business and the Company’s Confidential Information and business goodwill, are reasonable and necessary to protect the Company’s legitimate business interests and goodwill. Executive agrees that the Company shall be entitled to a temporary restraining order and injunctive relief, without the posting of bond, restraining Executive from the commission of any breach of Sections 4 and / or 5 and to recover the Company’s attorneys’ fees, witness fees, costs and expenses related to any breach or threatened breach of this Agreement or any action or proceeding brought relating to this Agreement. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Sections 4 and / or 5 of this Agreement. If Executive violates any of the restrictions contained in Section 5, the Non-Competition Period will be tolled and will not run in favor of Executive, and the Company shall have no further obligations to Executive under this Agreement. If Executive, in the future, seeks or is offered employment, or any other position with a Competing Business, Executive agrees to inform the Competing Business, before accepting employment or any other position, of the existence of the restrictions in Sections 4 and 5. Further, before taking any employment or other position with any Competing Business during the Non-Competition Period, Executive agrees to give prior written notice to the Company of the name of such Competing Business. The Company shall be entitled to advise such Competing Business of the provisions of Sections 4 and 5 (including the provision of a copy of this Agreement) and to otherwise deal with such Competing Business to ensure that the provisions of Sections 4 and 5 are enforced and duly discharged.

6.	Ownership of Information, Inventions, and Original Works. “Materials” means all ideas, inventions, works of authorship, concepts, processes, formulas, data, computer programs, improvements, discoveries, developments, designs, and techniques related to the Business or any current or planned line of business of the Company that are authored, conceived, or reduced to practice by Executive, either alone or jointly with others, during Executive’s employment with the Company. “Intellectual Property Rights” means patents, copyrights, trademarks, trade secrets, and moral rights. All Intellectual Property Rights in Materials shall be and shall remain owned by the Company and shall be Confidential Information. To the extent applicable, the Materials are to be considered works made for hire, as that term is defined in the United States Copyright Act (17 U.S.C. § 101). Executive hereby irrevocably assigns and shall be deemed to have assigned to the Company all of Executive’s right, title and interest in and to any and all Materials, including any related Intellectual Property Rights, whether or not patentable or registrable under copyright or similar statutes. Executive recognizes that this Agreement does not require assignment of any Materials (i) developed entirely on Executive’s own time; and (ii) developed without equipment, supplies, facility, trade secrets, or proprietary information of the Company. Executive will promptly and fully disclose to the Company any and all Materials at the time such Materials are first reduced to practice or first fixed in a tangible form. Executive will, at the Company’s expense, assist the Company to obtain and enforce United States and foreign Intellectual Property Rights relating to Materials. Executive will execute, verify and deliver documents and perform other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. All inventions and works of authorship, if any, patented or unpatented, registered or unregistered, that Executive made prior to the Effective Date that are not owned by the Company are listed on an attachment hereto (hereafter referred to as the “Prior Materials”). If no such list is attached, Executive represents that Executive does not own or possess any Prior Materials. Executive shall not use any Prior Materials in any manner in connection with the Business. If Executive incorporates Prior Materials owned by Executive, or in which Executive has an interest, into any Materials, the Company is hereby granted and shall have a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide, sublicensable (directly or indirectly) license to make, have made, modify, use, sell, have sold, copy, distribute, create derivative works of, display, perform, and transmit such Prior Materials.

7.	Termination of Employment. The employment relationship between Executive and the Company shall terminate and the Term shall terminate upon the occurrence of any one of the following events:

(a)	Death or Disability. Executive’s employment with the Company shall be terminated effective immediately on the death or Disability of Executive. “Disability” shall mean that Executive is, (i) by reason of any medically determinable physical or mental impairment, unable to perform the essential functions of Executive’s job position with the Company, with or without reasonable accommodation, for six (6) months – whether such six (6) months be continuous or intermittent – within a twelve (12) month period, (ii) determined to be disabled under the terms of any long-term disability plan in effect for Company employees at the applicable time, or (iii) determined to be disabled by the U.S. Social Security Administration. Executive agrees, in the event of a dispute under this Section 7(a) relating to the Executive’s Disability, to submit to a physical examination by a licensed physician selected by the Board of Directors. Any determination of Disability made by such physician shall be final and conclusive for all purposes of this Agreement.

(b)	Termination for Cause. The Company may terminate Executive’s employment with the Company for Cause, which termination shall be immediately effective upon written notice to Executive of such termination. “Cause” means the Company’s termination of Executive’s employment upon the occurrence of any of the following events during the Term:

(i)	Any act of fraud, misappropriation, embezzlement or dishonesty by Executive regarding any aspect of the Company’s business;

(ii)	The breach by Executive of this Agreement or any other agreement between Executive and the Company, which breach, if curable, Executive fails to cure within thirty (30) days after written notice thereof from the Company. If such breach is not curable, the Company need not provide Executive notice of such breach and wait any cure period before termination of Executive’s employment;

(iii)	Executive being convicted of, or pleading no contest to, any felony or any crime of moral turpitude and which conviction or plea could, in the sole judgment of the Company, have an adverse effect on the Company, the Company’s reputation, and/or Executive’s ability to perform Executive’s job position with the Company;

(iv)	The failure of Executive to reasonably perform in all material respects Executive’s duties and responsibilities in Executive’s job position with the Company and the failure of Executive to cure such failure within thirty (30) days after written notice thereof from the Company;

(v)	The failure or refusal of Executive to follow the reasonable lawful directives of the Company, which, if curable, Executive fails or refuses to cure within thirty (30) days after written demand to perform such directives is delivered to Executive;

(vi)	Drug or alcohol dependency as determined by the provisions of the Americans with Disabilities Act; or

(vii)	Any act by Executive of gross negligence, intentional waste, disloyalty or unfaithfulness by Executive concerning the Company or any breach by Executive of Executive’s fiduciary duties to the Company or of Sections 4 or 5 of this Agreement.

(c)	Termination by Executive for any Reason. Executive may terminate Executive’s employment with the Company during the Term for any reason upon provision of sixty (60) days advance written notice to the Company (the “Notice Period”). If Executive provides the sixty (60) days advance written notice of termination to the Company, the Company may elect for Executive to provide no further services to the Company at any point during the Notice Period. If the Company makes this election, Executive’s employment with the Company shall be terminated effective immediately on the date upon which the Company makes such election.

(d)	Termination by the Company Without Cause. The Company may terminate Executive’s employment with the Company during the Term without Cause immediately upon written notice to Executive of such termination.

(e)	Return of Company Property. Upon the termination of Executive’s employment with the Company for any reason whatsoever, Executive shall immediately return to the Company any and all originals and/or copies of the Company’s Confidential Information and/or any other information in his possession or control provided by or obtained from the Company, including information in the form of originals, paper copies, computer hard drives, computer disks, e-mails or any other similar or related electronic format. Executive acknowledges and agrees that such information will at all times remain the exclusive property of the Company and further acknowledges and agrees that he will be responsible for the safekeeping of any and all such information in his possession or control until it is returned to the Company.

8.	Compensation Upon Termination. Upon the termination of Executive’s employment during the Term:

(a)	Executive shall be entitled to Executive’s Base Salary before the effective date of termination of Executive’s employment with the Company (“Termination Date”), prorated on the basis of the number of full days of service rendered by Executive during the salary payment period prior to the Termination Date. The Company shall pay Executive the prorated Base Salary in accordance with applicable law, but no later than the next regular payday after the Termination Date;

(b)	subject to the provisions of Section 16, Executive shall be entitled to any unreimbursed reasonable business expenses incurred by Executive prior to the Termination Date in accordance with the Company’s then in effect business expense reimbursement policy and any amounts to which Executive is entitled to under the Company’s benefit plans in accordance with the terms of such plans as they may exist from time to time, which any request for reimbursement and supporting documentation Executive must submit to the Company within fourteen (14) days of the Termination Date and shall be paid to Executive within thirty (30) days of the Company’s receipt of Executive’s request for reimbursement and appropriate supporting documentation.

(c)	by the Company for Cause, death or Disability, by Executive for any reason (including, without limitation, any actual or alleged constructive discharge), or by the Company for any reason during the Renewal Term, Executive shall only receive the amounts and/or benefits listed in Sections 8(a) and (b), and the Company shall not owe Executive any further compensation.

(d)	by the Company during the Initial Term for any reason other than Cause, death or Disability, Executive shall receive: (i) the amounts and/or benefits listed in Sections 8(a) and (b); and (ii) an amount equivalent to one (1) year of the Base Salary (such amount, the “Severance Payment”). The Company shall pay the amounts and/or benefits listed in Sections 8(a) and (b) as specified in those Sections. The Company shall pay the Severance Payment to Executive in twelve equal installments in accordance with the Company’s normal payroll practices, subject to all required and/or authorized withholdings and deductions, with the first payment being made to Executive on the first regular payroll date of the first month following the sixtieth (60th) day after the Termination Date and the remaining payments being made on the Company’s regular payroll dates thereafter. The Company’s obligation to make the Severance Payment to Executive is contingent upon Executive signing and not revoking a separation and release agreement in a form acceptable to the Company and providing such signed separation and release agreement to the Company no later than fifty (50) days after the Termination Date and Executive’s compliance with the provisions of Sections 4 and 5 hereof. For the avoidance of doubt, any expiration of the Term shall not be a termination by the Company that would require any payments to Executive under this Section 8(d). In the event that Executive obtains alternative employment (whether as an employee or an independent contractor) before the end of the one-year period immediately following the Termination Date, any remaining Severance Payment installments due hereunder shall be reduced dollar for dollar by the compensation received by Executive during the period in which such installments would otherwise be due.

9.	Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great cost, time and effort. Therefore, Executive agrees that during Executive’s employment with the Company and after the termination of Executive’s employment for any reason, Executive will not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its current, past or future employees, officers, directors or owners or interfere in any way with the Company’s operations or any of the Company’s relationships with the Company’s employees, business partners, investors, vendors and/or independent contractors. This Section 9 does not prohibit Executive from providing truthful testimony, providing truthful information as legally required to do so, or participating in any governmental proceeding.

10.	No Expectation of Privacy. Executive understands and agrees that Executive has no expectation of privacy with respect to the Company’s telecommunications, networking, or information processing systems (including, without limitation, any stored, created or accessed computer files, information or communications, e-mail messages, text messages, and voice messages) and that Executive’s activity and any files, information, or communications on or use of any such systems may be accessed, monitored, copied, disclosed, used, and saved by the Company at any time without notice to Executive.

11.	Entire Agreement. This Agreement, together with the Stock Option Agreement to be entered into between the Parties, is the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any previous agreements, written or oral, between Executive and the Company with regard to the subject matter of this Agreement. This Agreement may not be modified or amended orally, and any amendment or modification must be in writing and be signed by Executive and an authorized representative of the Company. Executive represents and acknowledges that, in executing this Agreement, Executive did not rely, and has not relied, on any representation(s) by the Company or any of its officers, directors, employees or representatives, except as expressly contained in this Agreement.

12.	Partial Invalidity and Reformation. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected and shall remain in full force and effect. Executive further agrees that in the event any of the covenants contained in Section 5 are held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall reform the covenant and the Parties shall consider such covenant(s) and/or other provisions of Section 5 to be amended with respect to that particular jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained in Section 5 shall remain in full force and effect as originally written.

13.	Assignment of Rights. This Agreement shall be binding upon and inure to the benefit of Executive, the Company and any parents, subsidiaries, affiliated companies, successors or assigns of the Company. Executive’s obligations under this Agreement shall be binding upon Executive’s heirs, executors and assigns.

14.	Survival and Nonwaiver. The obligations under Sections 4 - 6 and 8 - 16 of this Agreement shall continue in effect after the termination of Executive’s employment, regardless of the reason(s) for termination. The Company’s waiver of any provision of the Agreement shall not constitute (a) a continuing waiver of that provision or (b) a waiver of any other provision of this Agreement.

15.	Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of New York, and the Parties waive the application of conflicts of laws provisions or principles of any state or jurisdiction. Further, the prevailing Party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorney’s fees and court costs, in addition to any other recoveries allowed by law. Concerning any dispute arising out of or relating to this Agreement, the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within New York County, New York or, if a mandatory venue provision is applicable, to the jurisdiction of any other federal or state court within the State of New York required to hear such matter by any such applicable mandatory venue provision. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16.	Other Agreements. Each of the Company and Executive represents and warrants that neither of them is a party to any agreement, contract, or understanding, whether employment or otherwise, that would restrict or prohibit the Company or the Executive, as the case may be, from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

17.	Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or shall comply with the requirements of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, (i) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the Term, (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on Executive’s termination of employment, Executive is deemed to be a “specified employee” within the meaning of Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treasury Regulation section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulation section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (x) the date which is six months and one day after Executive’s separation from service for any reason other than death, and (y) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

18.	Acknowledgement of Full Understanding. Executive acknowledges and agrees that Executive has fully read, understands and voluntarily enters into this agreement and that Executive has had an opportunity to ask questions and consult with an attorney of Executive’s choice before signing this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date above first written.

EXECUTIVE:		SG BLOCKS, INC.:

Signature:	/s/ Stevan Armstrong	Signature:	/s/ Paul Galvin
Printed Name:	Stevan Armstrong	Printed Name:	Paul Galvin
Date:	3/10/17	Title:	Chief Executive Officer

[Signature Page to Stevan Armstrong Employment Agreement]